EXHIBIT 99.1


     FOR IMMEDIATE RELEASE              CONTACT:

                         Karl D. Gerhart          (610) 320-8437
                         INTERNET:        KARL@Sovereignbank.com
                         Mark R. McCollom         (610) 208-6426
                         Linda Hagginbothom       (610) 320-8498

     January 20, 1997

                       SOVEREIGN ANNOUNCES
                   1996 NET OPERATING INCOME
                             UP 22%


          WYOMISSING, PA.....Sovereign Bancorp, Inc.
("Sovereign") (NASDAQ/NMS:SVRN), parent company of Sovereign Bank (the "Bank"), today announced that 1996 net operating income increased 22% to a record $68.7 million from 1995 net operating income of $56.4 million. Operating earnings per share ("Operating EPS") for 1996 prior to the adjustment for the recently announced Special 20% Stock Split, payable February 14, 1997 were $1.15, an increase of 15% compared to $1.00 per share for 1995. Adjusted for the 20% stock split, Operating EPS for 1996 were $0.96 as compared to $0.83 for 1995.

     For 1996, Return on Average Equity was 15.14% and Return on Average Assets was 0.78% compared to 14.95% and 0.78%, respectively for 1995. The amounts presented exclude a non-recurring after tax charge of $17.2 million paid to the FDIC during 1996 for the recapitalization of the Savings Association Insurance Fund ("SAIF").

     Reported net income for the year ended 1996, including the impact of the nonrecurring item described above and adjusting for the stock split, was $51.5 million resulting in reported year-end earnings per share ("EPS") of $0.72.

     Sovereign's fourth quarter 1996 net income increased 23% to $19.0 million from $15.7 million for the fourth quarter of 1995. Prior to the stock split, fourth quarter EPS were $0.31 compared to $0.27 in 1995. As adjusted for the pending 20% stock split, fourth quarter 1996 EPS were $0.26 compared to $0.22 for fourth quarter 1995.

     On a cash basis, which adds back the non-cash expense of goodwill amortization, Sovereign's net income for the fourth quarter of 1996 was $21.3 million or $0.35 share compared to $18.2 million or $0.31 share for the fourth quarter of 1995. This represents an increase of 17% and 13% respectively over the prior year's fourth quarter. For the fourth quarter of 1996, return on tangible equity was 24.51%, compared to 24.80% for the same period in 1995.

     For 1996, Sovereign's net operating income on a cash basis was $78.0 million or $1.30 per share compared to $66.1 million or $1.17 per share in 1995. This represents an increase of 18% and 11% over 1995, respectively. Return on tangible equity for 1996 was 23.24% compared to 26.04% in 1995.

     "We are pleased with Sovereign's 1996 results which represent the eleventh straight year of increased earnings," stated Jay S. Sidhu, Sovereign's President and Chief Executive Officer. "Sovereign's 1996 results reflect the Company's continued commitment to building shareholder value by consistently increasing earnings and executing strategic initiatives to transform Sovereign into a Super Community Bank, having a product line and sales culture of a commercial bank with the cost structure of a thrift," Sidhu continued.

     In early 1996, Sovereign outlined its plan to become a Super
Community Bank. Sovereign has made significant progress toward building a strong infrastructure to obtain this goal through the execution of several strategic initiatives.

     One of Sovereign's strategic initiatives is to further increase net interest income by increasing its penetration in the higher spread consumer and commercial banking business. Consumer loans funded during the fourth quarter of 1996 totaled
$258.5 million, increasing 1996 year-to-date fundings to $665.1 million, up from $256.6 million for the year ended 1995. Sovereign's commercial banking division produced loan originations of $34.1 million during the fourth quarter of 1996 which increased 1996 year-to-date commercial originations to $117.2 million as compared to $7.1 million for the same period last year.

     During the fourth quarter of 1996, Sovereign closed
$259.2 million of residential mortgages of which approximately 69% were adjustable rate loans, primarily those with adjustment periods of one year or less, as compared to $407.6 million of residential originations during the fourth quarter of 1995. For 1996, residential originations were $2.1 billion, with adjustable rate loans accounting for 81% of the total.

     As a result of these initiatives, Sovereign's fourth quarter net interest income increased to $55.7 million, a 20% increase over 1995's fourth quarter net interest income. The net interest margin for the fourth quarter was 2.42% compared to 2.41% in 1995's fourth quarter and 2.44% in the third quarter of 1996.
"We are encouraged that the volumes of new business coming into Sovereign through the consumer and commercial banking divisions will help increase the net interest margin in 1997," stated Sidhu.

     As a result of Sovereign's emphasis on increasing core deposits, deposit fee income reported for the fourth quarter of 1996 was $4.0 million, an increase of 33% when compared to $3.0 million for the fourth quarter of 1995. Other income was $9.7 million for the fourth quarter 1996, an increase of 43% compared to $6.8 million reported for the fourth quarter of 1995. For 1996, deposit fee income grew to $12.0 million, an increase of 27% over 1995.

     Sovereign continued to pursue its strategic initiatives of improving productivity and controlling expenses through process improvements and technological initiatives. Due to investments made in 1996 to transform Sovereign into a Super Community Bank, Sovereign's ratio of general and administrative expenses to average assets was 1.31% for the fourth quarter of 1996, a slight increase from 1.30% for the fourth quarter 1995 but down from 1.32% in the third quarter of 1996 and 1.39% in the second quarter of 1996. The year-to-date ratio has improved to 1.34% for 1996 from 1.39% for the same period of 1995.

     For the fourth quarter of 1996, Sovereign's efficiency ratio (all general and administrative expenses as a percentage of net interest income and recurring non-interest income) was 49%, consistent with the same period last year. The year-to-date efficiency ratio was 49% for year ended 1996, down from 51% for year ended 1995. As another example of the commitment to cost control, Sovereign's total headcount at December 31, 1996 was 1,456 compared to 1,412 at December 31, 1995, an increase of 3% despite an increase in assets of 16%.

     Continuing Sovereign's ongoing strategy toward above average asset quality, Sovereign provided $1 million for possible loan losses during the fourth quarter of 1996 compared to an average provision for loan losses of $500,000 in each of the previous three quarters. The ratio of non-performing assets to total assets was 0.54% at December 31, 1996, consistent with the same period last year. Excluding government guaranteed student loans for which Sovereign retains minimal credit risk, Sovereign's total 30-day+ delinquencies to total loans at December 31, 1996 were 1.27%, an improvement from 1.32% at December 31, 1995.

     Total assets at December 31, 1996 were $9.4 billion, as compared to total assets at December 31, 1995 of $8.1 billion.
At December 31, 1996, total loans were $6.2 billion, a 30% increase over the total loans outstanding at December 31, 1995. Within the loan portfolio, single family mortgage loans grew by $973.7 million or 24%, consumer loans grew by $400.1 million or 81% and commercial loans grew by $61.5 million or 42%. The investment portfolio declined. Total deposits, core deposits and shareholders' equity were $5.1 billion, $2.3 billion and $475.8 million, respectively at December 31, 1996, compared to $5.0 billion, $2.2 billion and $427.0 million, respectively at December 31, 1995. "As indicated by the recent announcement on the 6 for 5 stock split and the 15% increase in the cash dividend, the Board is pleased with progress in 1996 toward a Super Community Bank and optimistic about Sovereign's prospects in 1997," stated Richard E. Mohn, Sovereign's Chairman of the Board.

     Sovereign continues progress on its acquisition of First State Financial Services ("First State"), a $600 million savings bank headquartered in West Caldwell, New Jersey. First State operates 14 banking offices in northern and central New Jersey.

                 CONDENSED FINANCIAL INFORMATION
                         (in Thousands)



BALANCE SHEET               At December 31, 1996       At December 31, 1995
Total Assets                         $ 9,433,154                $ 8,078,287
Loans                                  6,156,322                  4,674,364
Investments & MBSs                     2,196,287                  2,966,721
Total Liabilities                      8,957,339                  7,651,262
Deposits                               5,052,441                  5,039,143
Stockholders' Equity                 $   475,815                $   427,025



                                           3 Months            12 Months
                                            Ended                Ended
     INCOME STATEMENT                     December 31           December 31
                                       1996       1995       1996       1995
Net Interest Income                  $55,701    $46,438    $216,710   $174,226
Loan Loss Provisions                   1,000        250       2,516      1,000
Other Income                           9,651      6,774      26,683     25,829
Gen & Adm Expenses                    30,785     25,580     118,191    100,267
Other Expenses                         2,976      3,360      11,862     12,841
Non-Recurring Items(1)                   -0-        -0-      27,818      -0-
Income Before Taxes                   30,591     24,022      83,006     85,947
Income Tax Provision                  11,632      8,325      31,543     29,539
Net Income                           $18,959    $15,697    $ 51,463   $ 56,408
                                     =======    =======    ========   ========
EARNINGS PER SHARE ("EPS")            $ 0.26     $ 0.22      $ 0.72     $ 0.83
                                     =======    =======     =======    =======

NET INCOME BEFORE NON-
  RECURRING ITEMS                    $18,959    $15,697    $ 68,710   $ 56,408
                                     =======    =======    ========   ========
EPS BEFORE NON-RECURRING
  ITEMS(2)                            $ 0.26     $ 0.22      $ 0.96     $ 0.83
                                     =======    =======     =======    =======

(1) Non-recurring Item includes $17.2 million (after tax) for a one-time assessment charged for the recapitalization of the SAIF insurance fund.
(2) Restated for all stock split\dividends declared through January 1997.

                         KEY STATISTICS


                                           3 Months            12 Months
                                            Ended                Ended
PERFORMANCE STATISTICS                    December 31           December 31
                                       1996       1995       1996       1995
Return on Average Assets (1)           0.82%      0.82%       0.78%     0.78%
Return on Average Equity (1)          16.55%     15.34%      15.14%    14.95%
General & Administrative
  Expenses on Average Assets           1.31%      1.30%       1.34%     1.39%
Efficiency Ratio (2)                    49%        49%         49%       51%


CONTROL STATISTICS                     At Dec. 31, 1996      At Dec. 31, 1995
Shareholders' Equity to
 Total Assets                                     5.04%                 5.29%
Tangible Shareholders' Equity
  to Tangible Assets (3)                          3.91%                 3.82%
Allowance for Loan Losses
  to Total Loans                                  0.55%                 0.73%
Non-Performing Assets
  to Total Assets                                 0.54%                 0.54%
General Reserves for Loan Losses
  to Non-Performing Loans                        74.15%                88.05%
Non-Performing Loans
  to Total Loans                                  0.72%                 0.83%
FTE Employees                                     1,456                 1,412


STOCK STATISTICS                       At Dec. 31, 1996      At Dec. 31, 1995
Preferred Shares Outstanding                  2,000,000             2,000,000
Common Shares Outstanding                    49,701,094            47,737,828
Fully Diluted Shares Outstanding             60,660,026            57,715,876
Book Value Per Share (4 & 5)                     $ 6.64                $ 6.17
Tangible Book Value Per Share
  Net of Tax Benefit (3 & 4)                     $ 5.44                $ 4.78


NOTES:
     (1) Excluding Non-Recurring one=time SAIF assessment. This ratio including the one-time charge is not meaningful.
     (2) Efficiency Ratio equals all general and administrative expenses as a percentage of net interest income and recurring non-interest income.
     (3)  Computed Net of Tax Benefit on certain Intangible
          Assets.
     (4) Restated for all Stock Splits/Dividends declared through January 1997.
     (5) Book Value equals Equity divided by Common Shares and if-converted Preferred Shares.